Exhibit 10.117

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on November 3, 2020, effective as of January 1, 2021 (the “Effective Date”), by and between David Smetana (the “Executive”), and Mack-Cali Realty Corporation, a Maryland corporation (the “Company”) with offices at Harborside 3, 210 Hudson St., Suite 400, Jersey City, NJ  07311.

RECITALS

WHEREAS, the Executive is currently employed by the Company as its Chief Financial Officer pursuant to an Employment Agreement dated January 29, 2018 (“Original Agreement”); and

WHEREAS, the Parties desire to amend and restate the Original Agreement, on the terms and conditions set forth herein; and

WHEREAS, the Company desires to continue to employ Executive, and to enter into this Agreement to set forth the terms and conditions of his continued employment, and Executive desires to accept such continued employment, pursuant to the terms and provisions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.    Employment.

The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to accept such continued employment, upon the terms and conditions set forth in this Agreement.  Effective as of the Effective Date, the terms and conditions of Executive’s employment shall be governed by the terms of this Agreement, which shall supersede all prior understandings and agreements, written or oral, with respect to Executive’s employment; provided, that the Indemnification Agreement, dated January 29, 2018, between the Executive and the Company, and any agreements entered into prior to the Effective Date evidencing outstanding equity or long-term incentive awards shall remain in effect.

2.    Employment Period.

(a)    Subject to Sections 3(b) and 5 hereof, the Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date, and ending December 31, 2022 (the “Term”). On each December 31 during the Term, commencing with December 31, 2022, the Term will be automatically extended for an additional one year, through the following December 31, unless either party notifies the other party in writing, not fewer than ninety (90) days prior to such December 31, that it has elected not to extend the Term, in which event the Term shall expire on such December 31.

(b)    Notwithstanding anything contained herein to the contrary: (i) Executive’s employment with the Company may be terminated by the Company or Executive during the Term, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Term upon such terms and conditions as the Board of Directors of the Company (the “Board”), and Executive may mutually agree. The Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period”.

3.    Duties and Responsibilities.

(a)    During the Employment Period, Executive shall be employed and serve as the Chief Financial Officer of the Company reporting directly to the Chief Executive Officer of the Company (the “CEO”).  In his position, Executive shall perform such duties, functions and responsibilities during the Employment Period, commensurate with the Executive’s position, as reasonably and lawfully directed by the CEO.

(b)    Executive shall devote substantially all of his business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company (which, for all purposes of this Section 3(b), shall include all Subsidiaries of the Company). Without limiting the foregoing, Executive shall not engage in any other business, occupation or related activity during the Employment Period that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for Executive to (iv) with the advance approval of the Board or the Governance Committee of the Board (not to be unreasonably withheld), serve on corporate, civic or charitable boards or committees, (v) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (vi) manage personal investments, including real estate investments, so long as such activities do not significantly interfere with or significantly detract from the performance of Executive’s responsibilities to the Company in accordance with this Agreement, and provided that any real estate investments or activities within Hudson County in the State of New Jersey shall be limited to passive, non-controlling investments and activities.

4.    Compensation and Benefits.

(a)    Base Salary.  Effective on the Effective Date and during the Employment Period, the Company shall pay Executive an annual base salary in the amount of $450,000 (the “Annual Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.  Executive’s Annual Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board or its Executive Compensation and Option Committee (the “Compensation Committee”), be increased at any time or from time to time, but may not be decreased from the then current Annual Base Salary without Executive’s prior written consent.

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(b)    Incentive Compensation/Bonuses.  In addition, for each calendar year during the Employment Period, Executive shall be eligible to receive annual cash incentive compensation as follows:

•    Bonus Opportunity: For each fiscal year during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) under the terms of the Company’s annual bonus plan as in effect from time to time, based on the achievement of performance criteria established by the Board or the Compensation Committee within the first three (3) months of each fiscal year that begins during the Employment Period. For fiscal year 2021, Executive shall be eligible to receive an Annual Bonus equal to fifty percent (50%) of his Annual Base Salary earned in 2021 if threshold performance is attained, an Annual Bonus equal to one hundred percent (100%) of his Annual Base Salary earned in 2021(“Target Bonus”) if target performance is attained and an Annual Bonus equal to one hundred fifty percent (150%) of his Annual Base Salary earned in 2021 if performance equals or exceeds the maximum performance level established. The threshold, target and maximum Annual Bonus for each subsequent fiscal year of the Term and the corresponding performance criteria shall be determined in good faith by the Board or the Compensation Committee within the first three (3) months of each fiscal year that begins during the Employment Period. In respect to the Annual Bonus for the final year of the Term, as may be extended pursuant to Section 2(b), provided that Executive is employed by the Company until the expiration of the Term and that Executive’s employment was not terminated for Cause by the Company following the Term, any qualitative performance evaluation will be performed by December 16 of the final year, and the achievement of quantitative performance metrics shall be determined based on actual performance for the final year and determined on or before March 31 of the year following the final year of the Term, whether or not Executive is employed during the year following the final year.

Payment of Annual Bonuses to Executive, if any, shall be made in the same manner and at the same time that other senior-level executives receive their annual bonus awards, but in any event on or before the end of the first quarter following the end of the applicable performance year.

•    During the Employment Period, Executive shall be eligible to be granted long term incentive or equity awards as may be determined by the Board or the Compensation Committee in its sole discretion under such plans and programs as may be in effect from time to time.

(c)    Taxes and Withholding.  Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

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(d)    Additional Benefits.  In addition to the compensation specified above and other benefits provided pursuant to this Section 4, Executive shall be entitled to the following benefits:

(i)    participation in the Mack-Cali Realty Corporation 401(k) Savings and Retirement Plan (subject to statutory rules and maximum contributions and non-discrimination requirements applicable to 401(k) plans) and eligibility to participate in such other benefit plans and programs, including but not limited to restricted stock, phantom stock and/or unit awards, and any other incentive compensation plans or programs (whether or not employee benefit plans or programs), as maintained by the Company from time to time and made generally available to executives of the Company with such participation to be consistent with reasonable Company guidelines and each pursuant to the terms and conditions of such benefit plan as they may exist from time to time;

(ii)    participation in any health insurance, disability insurance, paid vacation, group life insurance or other welfare benefit program made generally available to executives of the Company, subject to the general eligibility and participation provisions set forth in such plans;

(iii)    participation in all deferred compensation, retirement or other benefit plans or perquisites as may be provided to any other executive of the Company on terms and conditions at least as favorable to the Executive as the terms and conditions generally applicable to all other executives of the Company who are also executive officers of the Company (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

(iv)    upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, reimbursement for all reasonable expenses actually paid or incurred by Executive during the Employment Period in the course of and pursuant to the business of the Company.

5.    Termination of Employment; Severance Agreement.

(a)    Termination. The Employment Period, and Executive’s employment with the Company, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by the Company by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company, any of its subsidiaries or any third party boards or committees of which Executive is a member for or on behalf of the Company or as a result of his employment with the Company.  For the avoidance of doubt, the expiration of the Term in accordance with Section 2(a) shall not be considered a termination of Executive’s employment by the Company with or without Cause or the resignation of Executive for Good Reason or otherwise, and Executive’s employment shall not be considered to have been constructively terminated for any reason unless he resigns for Good Reason in accordance with this Agreement.

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(b)    Notice of Termination.  Any termination of Executive’s employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  In the event of the termination of Executive’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

(c)    “Cause” shall mean the intentional and willful commission by Executive of any of the following acts or omissions:

(i)    willful and continued failure to use best efforts to substantially perform his duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially performed his duties;

(ii)    material and continued failure to comply with Executive’s obligations under any written policy of the Company applicable to senior executives as approved by the Board from time to time for a period of thirty (30) days after written demand for substantial compliance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially complied;

(iii)    any act of fraud, embezzlement, misappropriation, or misuse for personal benefit of the assets or property of the Company; or

(iv)    A conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;

For purposes of this Section 5(c), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in furtherance of, or not opposed to, the interests of the Company. Any determination of Cause will be made by the Board at a duly held meeting of the Board (held after reasonable notice to Executive and reasonable opportunity for him, together with his counsel, to be heard before the Board at the meeting) and pursuant to resolutions duly adopted by the affirmative vote of the majority of the Board present and voting at such meeting finding that in the good faith opinion of the Board after reasonable investigation that Executive has engaged in acts or omissions constituting Cause, provided that no such determination may be made, until Executive has been given written notice detailing the specific Cause event and, where applicable, the lapsing of any cure period.

(d)    “Change in Control” shall mean that any of the following events has occurred:

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(i)    any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act, other than any employee benefit plan sponsored by the Company or any of its Subsidiaries, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of the Company (the “Shares”) issued and outstanding immediately prior to such acquisition;

(ii)    any Shares are purchased pursuant to a tender or exchange offer that results in any “person” or “group” of persons, as such terms are used in Sections 13 and 14 of the Exchange Act becoming the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the Shares issued and outstanding immediately prior to such tender or exchange offer; or

(iii)    (x) the dissolution or liquidation of the Company; or (y) the consummation of any merger or consolidation of the Company; or (z) any sale or other disposition of all or substantially all of its assets,; if the shareholders of the Company immediately prior to such transaction own, immediately after consummation of such transaction, directly or indirectly equity securities (other than options and other rights to acquire equity securities) possessing less than 30% of the voting power of the surviving entity in the case of (y) above, or of the acquiring entity in the case of (z) above.

(e)    “Change in Control Period” shall mean the period commencing on the earlier of (i) the date that a Change in Control occurs or (ii) the date that the Company enters into a definitive agreement with respect to a transaction, the consummation of which would constitute a Change in Control (provided it is actually consummated), and in either case ending on the second anniversary of the Change in Control.

(f)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)    “Disability” shall mean the inability of Executive, as a result of any medically determinable physical or mental disease, injury, or congenital condition, to substantially perform his principal duties to the Company, with or without reasonable accommodation, for a continuous period of one hundred and eighty (180) days, or periods aggregating two hundred and seventy (270) days in any twelve (12) month period.

(h)    “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following circumstances during either the Employment Period or a Change in Control Period:

(i)    the material diminishment of Executive’s authority, duties or responsibilities as Chief Financial Officer, it being understood that during a Change in Control Period, Good Reason shall be deemed to have occurred if Executive is not the Chief Financial Officer of the Company (or the entity succeeding to the Company’s business) following the Change in Control;

(ii)    a material reduction in Executive’s Annual Base Salary, it being understood that any reduction below the Base Salary as in effect as of the Effective Date shall constitute Good Reason;

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(iii)    a material change in the geographic location at which the Executive must perform the services under this Agreement; or

(iv)    the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement.

Notwithstanding the foregoing, Executive shall not be considered to have resigned for Good Reason unless, Executive gives the Company written notice of resignation, specifying in reasonable detail the circumstance constituting Good Reason, not more than thirty (30) days after the occurrence of such circumstance, and the Company fails to cure such circumstance within thirty (30) days after receipt of such notice; provided, that if the Company does cure such circumstance within such period Executive may withdraw his notice of resignation without prejudice within ten (10) days after the end of the cure period.

(i)    “Termination Date” shall mean the date on which Executive’s employment is terminated for any reason.

The definitions contained in Sections 5(c) through 5(i) shall apply for all purposes under this Agreement.

6.    Severance Benefits Resulting from Death or Disability.

Upon a termination of Executive’s employment by reason of death or Disability whether before or after the expiration of the Term, Executive (or the representative of his estate) shall be entitled to receive the following payments and benefits, subject to compliance in the case of Disability with the release requirement of Section 9 and except as otherwise provided in Sections 13(h) and 15(f):

(a)    The following “Accrued Obligations”, payable as and when those amounts would have been payable had the Employment Period not ended:

(i)    all accrued but unpaid Base Salary through the Termination Date;

(ii)    any unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred during the Employment Period;

(iii)    any accrued but unpaid benefits provided under the Company’s employee benefit plans (not including any severance, separation pay, or supplemental unemployment benefit plan), subject to and in accordance with the terms of those plans;

(iv)    any earned but unpaid Annual Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date; and

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(v)    rights to indemnification by virtue of Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b)    An amount equal to Executive’s Annual Bonus for the year in which the Termination Date occurs, based upon the Company’s actual performance for the year, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date and the denominator of which is the total number of days in such year, payable at the same time that Annual Bonuses are paid to active employees.

7.    Severance Benefits upon Termination Without Cause, or Resignation for Good Reason during the Term or a Change of Control Period.

In the event that either during the Term or thereafter during a Change in Control Period (i) the Company terminates Executive’s employment for any reason other than Cause or Disability, or (ii) Executive resigns for Good Reason, Executive shall be entitled to receive the following payments and benefits, subject to compliance with the release requirement of Section 9 and except as otherwise provided in Sections 13(h) and 15(f):

(a)    All payments and benefits described in Section 6.

(b)    A lump sum cash payment in an amount equal to one and one half (1.5) times the sum of (i) Executive’s Annual Base Salary immediately prior to the Termination Date, and (ii) Executive’s Target Bonus for the year during which the Termination Date occurs, payable as soon as practicable after the Termination Date; provided however, that if such termination occurs during a Change in Control Period, the lump sum cash payment shall be in an amount equal to two (2) times the sum of (i) Executive’s Annual Base Salary immediately prior to the Termination Date, and (ii) Executive’s Target Bonus for the year during which the Termination Date occurs.

(c)    If Executive elects, on behalf of himself or his eligible dependents, to continue medical coverage under any medical plan of the Company pursuant to the provisions of Section 4980B of the Code or any other applicable law (“COBRA”), and such election is available to him pursuant to then governing law, and complies with all requirements for such coverage, an amount, payable not later than the last day of each month that such coverage is in effect, up to a maximum of eighteen (18) months, (or such shorter duration as governing law may then allow) equal to the excess, if any, of the premium paid by Executive for such coverage pursuant to COBRA over the premium that would be paid by an active employee for comparable coverage (the “Medical Continuation”). If Executive’s continuation coverage is terminated for any reason other than dictate of governing law prior to the end of such eighteen (18) month period, the Company’s obligations under this Section 7(c) shall terminate, regardless of whether the termination of Executive’s coverage constitutes a second qualifying event as defined by COBRA with respect to any other dependent.

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8.    Compensation or Severance Benefits upon Termination of Employment by the Company for Cause, Termination by the Company Without Cause following the Term, or Resignation by Executive following the Term.

(a)    Termination by the Company for Cause or Resignation without Good Reason during the Term.  In the event the Company terminates Executive’s employment for Cause (whether during the Term or thereafter), or Executive resigns without Good Reason prior to the expiration of the Term, Executive shall only be entitled to receive the Accrued Obligations, payable as and when those amounts would have been payable had the Employment Period not ended.

(b)    Termination by the Company without Cause or Resignation by Executive with Good Reason following the Term.  In the event that following the expiration of the Term on its own accord (assuming Executive’s employment has not been terminated prior to such date), the Company terminates Executive’s employment for any reason other than as set forth in Sections 6, 7 or 8(a), or Executive resigns with Good Reason, Executive shall be entitled to receive the Accrued Obligations. For the avoidance of doubt, expiration of the Term on its own accord shall not be deemed a termination by Company.

(c)    Resignation by Executive without Good Reason following the Term.  In the event that following the expiration of the Term on its own accord (assuming Executive’s employment has not been terminated prior to such date), Executive resigns without Good Reason, Executive shall be entitled to receive the Accrued Obligations.  For the avoidance of doubt, expiration of the Term on its own accord shall not be deemed a resignation by Executive.

9.    Release.

Notwithstanding anything to the contrary above, all benefits and payments that may become payable pursuant to Section 6, 7 or 8 (other than the Accrued Obligations) are conditioned on Executive, or the representative of his estate, executing a release of claims and covenant not to sue, in form attached hereto as Exhibit B (the “Release”), and the period provided in such Release having expired without Executive exercising his right to revoke, not later than sixty (60) days after the Termination Date (subject to Section 15(e)(iv)), and if Executive fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, Executive shall have no right to any such payment or benefit.

10.    Effect on Employee Benefit Plans and Programs and Long-Term Incentive and Equity Awards; Adjustment of Payments and Benefits.

(a)    Effect on Employee Benefit Programs.  The termination of Executive’s employment hereunder, whether by the Company or Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s (i) welfare benefit plans including, without limitation, Medical Continuation as provided for herein and, health coverage thereafter but only to the extent required by law, and on the same basis applicable to other employees and (ii) 401(k) Plan but only to the extent required by law and pursuant to the terms of the 401(k) Plan.

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(b)    Effect on Long-Term Incentive and Equity Awards.  The extent to which long-term incentive or equity awards held by Executive vest or become exercisable or payable as a result of a termination of employment for any reason shall be governed exclusively by the terms of the plan or award agreement governing such award.

(c)    Adjustment of Payments and Benefits.

(i)    Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder, when combined with any other amount payable to Executive, would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments  and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided,  however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section the reduction shall occur in the following order:: (A) by first reducing or eliminating the portion of the payments which are not payable in cash and are not attributable to equity awards (other than that portion of the payments subject to clause (D) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the payments subject to clause (D) hereof), (C) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the Payments subject to clause (D) hereof) and (D) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(ii)    The determination of whether the any payment or benefit shall be reduced as provided in Section 10(c)(i) hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company and Executive within forty five (45) days after Executive’s final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive. If the Accounting Firm determines that the payments and benefits to be provided to Executive will not result in any Excess Parachute Payments, it shall furnish Executive with an opinion to that effect.  If the Accounting Firm determines that the payments and benefits to be provided to Executive will result in Excess Parachute Payments, it shall furnish the Executive with an opinion that no Excess Parachute Payments will be made after the reductions contemplated by Section 10(c)(i) hereof.

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11.    Confidential Information.

(a)    Executive understands and acknowledges that during his employment with the Company, he will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company (which, for all purposes of this Section 11, shall include its Subsidiaries).  Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company terminates, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his duties for the Company or as otherwise required by law, court order or an order of any governmental authority.  Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b)    The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or its predecessors.  For purposes of this Section 11, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

(c)    Notwithstanding anything to the contrary in this Agreement, no provision contained in this Agreement is intended or should be construed to prevent or impede Executive from voluntarily communicating with any governmental agencies (including, without limitation, the Securities and Exchange Commission) regarding possible violations of law, or to limit Executive’s ability to seek or accept a financial award for providing information to any governmental agency.

12.    Return of Documents.

Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive’s employment or at any time as requested by the Company.

13.    Non-Compete; Non-Solicitation; Non-Disparagement.

Executive agrees that:

(a)    During the Employment Period, and for a one (1) year period thereafter in the event Executive’s employment is terminated under circumstances in which he is entitled to  receive and

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is receiving the benefits provided in Sections 6, 7, 8(b) or 8(c) hereof, Executive shall not, directly or indirectly, within Hudson County in the State of New Jersey, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged in any office-service, flex, office property or multi-family residential development or acquisition activities that are competitive with the activities of the Company (which, for all purposes of this Section 13, shall include its Subsidiaries). Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a company or other entity engaged in such business which is publicly traded, so long as he has no active participation in the business of such company or other entity.

(b)    If, at the time of enforcement of this Section 13, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c)    For purposes of this Section 13, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

(d)    Non-solicitation.  Executive agrees that during the Employment Period, and for a one (1) year period thereafter, regardless of the reason for termination (the “Restricted Period”), Executive will not, without written consent of the Company, directly or indirectly, including causing, encouraging, directing or soliciting any other person to, contact, approach or solicit (other than, so long as Executive continues to be employed by the Company and makes such contact, approach or solicitation made on behalf of the Company) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is or has been employed or retained in the operation of the Company’s business during the period commencing three (3) months prior to the date of such hiring or offering of employment, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any person that is a current or former customer, supplier or other business relation of the Company to terminate its relationship or otherwise cease doing business in whole or in part or reduce the amount of business with the Company.

(e)    Non-disparagement.  Executive agrees not to disparage the Company or its past and present investors, officers, directors or employees, and the Company agrees not to disparage Executive.

(f)    Acknowledgements.  Executive acknowledges and agrees that (i) Executive’s obligation to comply with the restrictions in this Section 13 shall be independent of any obligation owed to Executive by the Company (whether under this Agreement or otherwise), and specifically shall not be dependent upon whether Executive is entitled to any form of severance pay or benefits pursuant to this Agreement or otherwise; (ii) no claim against the Company by Executive (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Company or its affiliates of the restrictions in this Section 13, (iii) the time limitations and the geographic scope on the restrictions in this Section 13 are reasonable, (iv) the restrictions imposed under this

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Section 13 are reasonably necessary for the protection of the Company and its goodwill, Confidential Information, and other legitimate business interests and do not impose a greater restraint than necessary to provide such protection, (v) that through this Agreement, Executive shall receive adequate consideration for any loss of opportunity associated with the restrictions of this Section 13, and (vi) that the provisions of this Section 13 and its subparts provide a reasonable way of protecting Company’s business value.

(g)    Extension of Time.  In the event that Executive breaches any covenant, obligation or duty in this Section 13, any such duty, obligation, or covenants to which the parties agreed by this Section 13 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by this Section 13 shall continue upon the effective date of any such settlement, or judicial or other resolution.

(h)    Legal and Equitable Remedies.  Upon any material breach by Executive of any of the provisions of Sections 11, 12 or 13, Executive shall immediately, permanently and irrevocably forfeit without payment of consideration of any kind any and all rights to any of the benefits and payments otherwise payable to Executive pursuant to this Agreement (other than the Accrued Obligations). In addition, in view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under Sections 11, 12 and 13, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of Executive’s obligations (whether individually or together) under Sections 11, 12 or 13.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 11, 12 and 13, and that such relief may be granted without the necessity of proving actual damages, and without bond.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN SECTIONS 11, 12 AND 13 ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT, AND THAT UPON BREACH OF SECTIONS 11, 12 OR 13 BY EXECUTIVE, COMPANY IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO COMPANY. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

14.    Successors.

(a)    Company’s Successors.  This Agreement may not be assigned by the Company except to a successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business and/or assets, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

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(b)    Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

15.    Miscellaneous Provisions.

(a)    Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the first business day after being sent by reputable overnight courier, or on the third business day after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, and addressed to Executive at the address shown on the Company’s personnel records, or to the Company at the address set forth below, or such other address as a party shall give notice of by notice given in the same manner:

Mack-Cali Realty Corporation

Harborside 3

210 Hudson St., Suite 400

Jersey City, NJ  07311

Attn: Chief Executive Officer

(b)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(c)    Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof’ mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings of the sections or subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

(d)    Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(e)    Section 409A of the Code.  To the extent applicable, it is intended that payments and benefits provided hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”). This Agreement shall be administered in a manner consistent with this intent and if Executive or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Executive or the Company shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Executive and on the Company) or to minimize any additional tax,

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interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i)    To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation §1.409A-2(b)(2)(iii).

(ii)    If Executive becomes entitled to receive any payment that constitutes deferred compensation subject to Section 409A upon a termination of employment, and such termination of employment does not constitute a “separation from service” as defined in Section 409A, payment of such amount shall be deferred, without interest, and paid on the earlier of the date Executive incurs a separation from service, as so defined (subject to subsection (f)(iii)) below, or the date of Executive’s death.

(iii)    If Executive is a “specified employee”, as defined in Section 409A on the date he incurs a separation from service, any amount that becomes payable by reason of such separation from service that constitutes deferred compensation subject to Section 409A, including any amount deferred pursuant to subsection (f)(ii) above, shall be deferred, without interest, and paid on the earlier of the first business day of the seventh month following the month that includes Executive’s separation from service, or the date of Executive’s death.

(iv)    If the sixty (60) day period described in Section 9 ends in the calendar year following the year that includes the Termination Date, no amount that is subject to Section 409A, the payment of which is dependent upon the execution of the Release, shall be paid until the first business day of the calendar year following the year that includes the Termination Date, regardless of when the Release is signed.

(v)    Any reimbursement of any expense payable to Executive that constitutes taxable income shall be paid not later than the last day of the year following the year in which the expense is incurred, and all reimbursements and in-kind benefits shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).

(vi)    The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes, additional taxes or penalties imposed on Executive in connection with any such payment or benefit with respect to Section 409A or any other obligation to pay taxes.

(f)    Legal Fees.  If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims pursued or defended in connection with such contest or dispute.  Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

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(g)       Timing of and No Duplication of Payments.

All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable.  In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

(h)        Modification or Waiver.

No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought.  No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement.  No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof.  A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

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The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(i)    Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws thereunder.

(j)       Survival of Agreements.

The provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13 and 15 each shall survive the Term and termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company:

MACK-CALI REALTY CORPORATION

By: /s/ Gary T. Wagner

Its: General Counsel and Secretary

Executive:

/s/ David Smetana

David Smetana

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Exhibit B

SEPARATION AGREEMENT AND RELEASE

Pursuant to Section 9 of the Amended and Restated  Executive Employment Agreement between Mack-Cali Realty Corporation (the “Company”) and David Smetana (the “Executive”), commencing on or about January 1, 2021 (the “Employment Agreement”), all benefits and payments that may become payable pursuant to Section 6 of the Employment Agreement, other than those described in Section 6(a)(i-v), are expressly conditioned on Executive, or the representative of his estate, executing and not revoking the release set forth in this Separation Agreement and Release (“Separation Agreement” or “Release”).

1.    Release and Waiver: In further consideration of the covenants undertaken pursuant to the Employment Agreement including, without limitation, all  payments and benefits provided to Executive,  and in exchange for those benefits provided for in Sections 6, 7 and 8 of the Employment Agreement, other than those described in Section 6(a)(i-v), Executive releases Mack-Cali Realty L.P. and Mack-Cali Realty Corporation, their respective predecessors, successors, affiliates, subsidiaries, parents and assigns (collectively and individually, the "Employer"), and their officers, directors, managers, trustees, shareholders, partners, members, employees, agents and all persons acting by, through, under, or in concert with them or any of them (collectively called "Employer Releasees"), from any and all liability, obligations, causes of action, claims, and/or demands whatsoever in law or equity arising or that may arise from any aspect of Executive’s employment with the Employer and separation from that employment.  This release includes, but is not limited to (a) all wrongful discharge claims (including but not limited to claims based on breach of contract or implied contract, breach of the covenant of good faith and fair dealing, or violation of public policy); (b) claims under Title VII of the Civil Rights Act of 1964 as amended (which prohibits discrimination on the basis of color, national origin, race, religion, and sex); (c) claims under the Age Discrimination in Employment Act (which prohibits discrimination against persons 40 years of age or older because of age); (d) claims under the Employee Retirement Income Security Act of 1974, as amended; (e) claims under the Older Workers Benefit Protection Act of 1990; (f) claims under the Civil Rights Act of 1866; (g) claims under the Sarbanes-Oxley Act of 2002; (h) claims under the Consolidated Omnibus Budget Reconciliation Act; (i) claims under the Immigration Reform and Control Act; (j) claims under the National Labor Relations Act; (k) claims under the Americans With Disabilities Act (which prohibits discrimination on the basis of disabilities); (l) claims under the Family and Medical Leave Act; (m) claims under the Genetic Information Non-Discrimination Act; (n) claims under the Fair Credit Reporting Act; (o) claims under the Families First Coronavirus Response Act; (p) claims under any state or federal wage and hour law; (q) claims under the New Jersey Law Against Discrimination (which prohibits discrimination on the basis of age, color, physical or mental impairment or disability, national origin, race, religion, sex, and affectional or sexual orientation and gender identity or expression); (r) claims under the New Jersey Conscientious Employee Protection Act; (s) claims under the New Jersey Family Leave Act; (t) claims under the New Jersey SAFE Act; (u) claims under the New Jersey Earned Sick Leave Law; (v) claims under the New York State Human Rights Law; (w) claims under the New York State Wage Theft Prevention Act; (x) claims under the New York State Paid Family Leave Law; and (y) claims under any other federal or state statute, common law, or decisional law, as well as claims for negligent and/or

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intentional infliction of emotional distress, for alleged interference with any contract, economic opportunity or prospective economic advantage, or for alleged violation of any federal, state or local law, regulation, ordinance or common-law duty relating to, arising out of, or having any bearing whatsoever on, Executive’s former employment by the Employer, including Executive’s separation from that employment.

2.    Exceptions. Nothing in this Separation Agreement requires Executive to waive any rights or claims that Executive may have arising under the Age Discrimination in Employment Act unless Executive has been afforded at least twenty one (21) days to consider this Agreement, and the release of those claims shall not become effective until seven (7) days after Executive signs this Agreement.  During this seven-day period, Executive has the right to revoke the release of those claims, in which event this Agreement will become null and void and of no further force or effect and Executive will lose the right to receive the additional compensation and benefits set forth in Section 6, 7 and 8 of the Employment Agreement. Executive may revoke the Separation Agreement and Release by sending a letter indicating that he withdraws his agreement to the Separation Agreement and Release to Mr. Gary Wagner, General Counsel, Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, N.J. 07311.

3.     Covenant Not to Sue. The additional items of compensation provided to Executive under Section 6 of the Employment Agreement are in lieu of any other compensation, bonus, severance, or separation benefit to which Executive might otherwise be entitled in connection with his separation from employment under any employment policy or employee benefit plan of the Employer.  By accepting the benefits under Section 6, 7 and 8 of the Employment Agreement, Executive expressly waives and surrenders his rights, if any, to benefits under any such policy or plan.  This Separation Agreement does not, however, affect Executive’s entitlement to benefits, if any, under any existing qualified retirement plan.

4.    Execution and Right to Revoke. Executive represents and agrees that he has or will immediately turn over all of the Employer's property in his possession including, but not limited to, any financial information, personnel information, computer records, and any other documents, I.D. cards, computer passwords, laptops, tablets, external drives, cell phones, machinery, tools, equipment and keys.

5.    Resignations. Pursuant to Paragraph 5(a) of the Agreement, Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its subsidiaries, including but not limited to any third party boards or committees of which Executive is a member for or on behalf of the Company or as a result of his employment with the Company

6.    Acknowledgements. By signing this Separation Agreement, Executive acknowledges that he has carefully read it and understands its terms, that he has been advised to seek the advice of a lawyer before signing it, that he has voluntarily and knowingly executed this Separation Agreement, and that he fully appreciates the effect of executing it.  Executive further acknowledges that he has had sufficient time to consider the Separation Agreement and its ramifications without coercion or intimidation before executing it.

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7.     Return. This Separation Agreement must be returned to Mr. Gary Wagner, General Counsel at Mack-Cali Realty Corporation, Harborside 3, 210 Hudson Street, Suite 400, Jersey City, N.J. 07311, no later than ______________. If this Agreement is not returned by _____________, it shall be automatically withdrawn and the additional compensation and benefits offered to Executive will no longer be available to Executive, without any further notice.

BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT HE:

A.    HAS READ THIS SEPARATION AGREEMENT AND RELEASE;

B.    UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS;

C.    AGREES WITH EVERYTHING IN IT;

D.    HAS BEEN ADVISED TO CONSULT WITH A LAWYER PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE;

E.    HAS BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND RELEASE;

F.    HAS SEVEN (7) DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE HIS RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT;

G.    HAS SIGNED THIS AGREEMENT AND RELEASE KNOWINGLY AND VOLUNTARILY.

I elect to receive the additional compensation and benefits described in Section 6, 7 and 8 of the Employment Agreement in exchange for my agreement to the terms of Paragraphs 1 through 7 above.

____________________________________ _______________

Signature                                                          Date

IF THIS AGREEMENT IS NOT SIGNED AND RETURNED BY _________________, IT SHALL BE AUTOMATICALLY WITHDRAWN AND THE BENEFITS OFFERED TO EXECUTIVE IN IT WILL NO LONGER BE AVAILABLE TO EXECUTIVE, WITHOUT FURTHER NOTICE.

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